Exhibit (a)(1)(iii)

LETTER TO THE DEPOSITORY TRUST COMPANY PARTICIPANTS

FORD MOTOR COMPANY

OFFER TO PAY A PREMIUM FOR CONVERSION OF
ANY AND ALL OF ITS OUTSTANDING
4.25% SENIOR CONVERTIBLE NOTES DUE DECEMBER 15, 2036
(CUSIP No. 345370CF5)
AND
ANY AND ALL OF ITS OUTSTANDING
4.25% SENIOR CONVERTIBLE NOTES DUE NOVEMBER 15, 2016
(CUSIP No. 345370CN8)
INTO SHARES OF FORD MOTOR COMPANY COMMON STOCK

Pursuant to the Offering Circular dated October 26, 2010

The Exchange Offers described herein will expire at 12:00 midnight, New York City time, at the end of November 23, 2010 (the “Expiration Date”), unless extended or earlier terminated by Ford.  In order to be eligible to receive the cash and shares of common stock offered upon tender of the Convertible Notes pursuant to the Exchange Offers described herein and more fully in an Offering Circular dated October 26, 2010 (the “Offering Circular”), holders of Convertible Notes must tender and not withdraw their Convertible Notes before the applicable Expiration Date (as it may be extended or earlier terminated).

Convertible Notes tendered in each Exchange Offer may be withdrawn at any time prior to the applicable Expiration Date (as it may be extended or earlier terminated).

To The Depository Trust Company Participants:

Ford Motor Company, a Delaware corporation (“Ford” or the “Company”) is offering to pay a premium to holders of any and all of its outstanding 4.25% Senior Convertible Notes due December 15, 2036 (the “2036 Convertible Notes”) and any and all of its outstanding 4.25% Senior Convertible Notes due November 15, 2016 (the “2016 Convertible Notes” and, together with the 2036 Convertible Notes, the “Convertible Notes”) who elect to convert their Convertible Notes into shares of Ford’s common stock, $.01 par value per share (“common stock”), upon the terms and subject to the conditions set forth in the Offering Circular and the accompanying letter of transmittal (the “Letter of Transmittal”).  We are enclosing herewith the documents listed below relating to the two offers (each an “Exchange Offer” and together the “Exchange Offers”).  Certain terms used but not defined herein have the meanings ascribed to them in the Offering Circular.

The consideration in the Exchange Offers for each $1,000 principal amount of Convertible Notes validly tendered and accepted for conversion is:

2036 Convertible Notes	2016 Convertible Notes
•  108.6957 shares of our common stock; plus

•  a cash payment of $190.00 (the “2036 cash premium”); and

•  accrued and unpaid interest to, but excluding, the settlement date, which amount is expected to be approximately $19.4792, payable in cash (the “2036 accrued and unpaid interest”).

•  107.5269 shares of our common stock; plus

•  a cash payment of $215.00 (the “2016 cash premium”); and

•  accrued and unpaid interest to, but excluding, the settlement date, which amount is expected to be approximately $1.7708, payable in cash (the “2016 accrued and unpaid interest”).

The 2036 cash premium and the 2016 cash premium are sometimes referred to collectively herein as the “cash premiums.” The 2036 accrued and unpaid interest and the 2016 accrued and unpaid interest are sometimes referred to collectively herein as the “accrued and unpaid interest.”

Only Convertible Notes validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, at the end of the applicable Expiration Date will be accepted for exchange.

Ford is requesting that you contact your clients for whom you hold Convertible Notes through your account with The Depository Trust Company (“DTC”) regarding the Exchange Offers. For your information and for forwarding to your clients for whom you hold Convertible Notes through your DTC account, enclosed herewith are copies of the following documents:

1.      Offering Circular;

2.      Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines); and

3.      Letter that may be sent to your clients for whose accounts you hold Convertible Notes through your DTC account, which contains a form that may be sent from your clients to you with such clients’ instruction with regard to the Exchange Offers.

We urge you to contact your clients promptly. Please note that the Exchange Offers will expire on the Expiration Date, unless extended or earlier terminated. The Exchange Offers are subject to certain conditions. Please see the section of the Offering Circular entitled “Terms of the Exchange Offers—Conditions of the Exchange Offers.”

To participate in the Exchange Offers, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or agent’s message through the automated tender offer program (“ATOP”) of DTC in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and the book-entry transfer procedures should be complied with, all in accordance with the instructions set forth in the Letter of Transmittal and the Offering Circular.

Ford will not pay any fee, commission or expense to any broker or dealer or to any other persons (other than to the Exchange Agent and the Information Agent) in connection with the solicitation of tenders of the Convertible Notes pursuant to the Exchange Offers. Ford will not pay or cause to be paid any transfer taxes payable on the transfer of the Convertible Notes to Ford, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the Information Agent by calling Georgeson Inc. at (866) 295-8105.

Very truly yours, FORD MOTOR COMPANY

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FORD, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFERS, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE ACCOMPANYING LETTER OF TRANSMITTAL.